Exhibit 10.3
July 15, 2023

Adam Podbelski

Adam,
We are excited to extend you an offer for the position of SVP, Commercial Operations. The following outlines the terms of our employment offer to you:

Position:	Senior Vice President, Commercial Operations.
Reporting To:	This position will report to Paul Ziegler, President and CEO.
Start Date:	July 15, 2023.
Compensation:
Base Salary: An annual salary in the amount of $350,000.00, payable in accordance with the Company’s standard payroll practices.

Performance Bonus: You will also be eligible (but not entitled) to receive a target performance bonus of 50% of the base salary, with a threshold of 50% and a maximum of 200% of the base salary. Actual incentive compensation may range from 0% - 200% of the target based on performance to goals. For the calendar year 2023, the performance bonus, if any, will be pro-rated based on your start date in this position.

Long-Term Incentives:
Long-Term Equity Incentive: You will receive a restricted stock unit (RSU) grant of 350,000 shares under the terms and conditions set forth in a separate grant agreement and the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”). During the periods of your full employment with the Company, the award will vest over a 2-year period. 50% of the award will vest 12 months after the grant date, and the final 50% will vest 24 months after the grant date. Your grant date will be July 17, 2023, or the following business day.

Long-Term Cash Incentive: Your target long-term cash incentive is $250,000 which will vest over the course of 36 months upon the achievement of performance milestones. The actual amount payable will be determined based on the extent to which individual and company goals are achieved. The individual and company goals for the Long-term cash incentive will be established through good faith collaboration between you and the Board of Directors.

Consistent with state law, your employment with the Company will be “at-will.” This means that your employment with the Company will not last for any specific period, and either you or the Company can terminate your employment without notice and for any reason or for no reason. This offer is expressly conditioned upon your successful completion of the Company’s pre-employment screening process, including references, a background check and drug screen (depending on the position). As part of your employment at the Company, you are required to sign the attached Confidentiality and Restrictive Covenant agreement, and at all times, you are required to comply with the Company’s corporate policies and procedures.

By accepting this offer, you represent and warrant that (i) you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company and (ii) you will not bring to the Company any confidential or proprietary information or material of any former employer; disclose or use such information or material in the course of your employment with the Company; or violate any other obligation to your former employers. Further, you agree to execute any and all documentation necessary for the Company to verify your right to work in the United States and to conduct a background check, and you expressly release the Company from any claim arising out of the Company’s verification of such information.

If you wish to accept this offer, please sign this letter. Your signature indicates your acceptance of the terms of this offer and the representations contained above. If you have any questions, feel free to call me.

Exhibit 10.3
Sincerely,
ViewRay Technologies, Inc.
By: Julianne Mast

Acknowledged and accepted:

_____________________________________________________

Adam Podbelski